CALCULATION OF REGISTRATION FEE(6)

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
6.500% PowerNotes® Due November 15, 2011	$9,436,000	$370.83
7.750% PowerNotes® Due November 15, 2015	$77,051,000	$3,028.10
TOTAL		$3,398.93

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue(6)
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-150218
Pricing Supplement Number 1147 Dated November 03, 2008
(to Prospectus dated April 11, 2008 and Prospectus Supplement dated April 11, 2008)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HMR8	$9,436,000.00	100.000%	0.625%	$9,377,025.00	FIXED	6.500%	SEMI-ANNUAL	11/15/2011	05/15/2009	$34.13	YES	Senior Unsecured Notes	A2	A	6.500%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HMS6	$77,051,000.00	100.000%	1.200%	$76,126,388.00	FIXED	7.750%	MONTHLY	11/15/2015	12/15/2008	$8.40	YES	Senior Unsecured Notes	A2	A	7.876%

Redemption Information: Callable at 100.000% on 11/15/2010 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities
Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 11/15/2010 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation PowerNotes®, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Caterpillar Financial Services Corporation

Offering Dates: October 27, 2008 through November 03, 2008

Trade Date: Monday, November 03, 2008 @12:00 PM ET

Settlement Date: Thursday, November 06, 2008

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3)
The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.
(6)
Note: This filing is being made solely to correct the information in footnote (2) to the Calculation of Registration Fee table that was included in the otherwise identical Pricing Supplement filed on November 3, 2008.